SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): August 16, 2007

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

440 Route 22, Bridgewater, New Jersey 08807 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (866) 322-2525

Not Applicable
(Former name or former address, if changed since
last report)

Item 1.01 Entry Into a Material Definitive Agreement

On August 16, 2007, Alpharma Pharmaceuticals LLC ("Alpharma"), a wholly-owned subsidiary of Alpharma Inc., and IBSA INSTITUT BIOCHIMIQUE SA (SWITZERLAND) ("IBSA "), a Swiss corporation, entered into an exclusive license and distribution agreement pursuant to which Alpharma will obtain exclusive U.S. license and distribution rights from IBSA to market IBSA's Flector® Patch, a prescription topical NSAID (non-steroidal anti-inflammatory drug) that has been approved by the U.S. Food & Drug Administration (the "FDA") in the United States. The Flector® Patch, which delivers the anti-inflammatory and analgesic effects of patent-protected diclofenac epolamine, is indicated for the topical treatment of acute pain due to minor strains, sprains, and contusions. IBSA will supply (through a third party manufacturer) the Flector® Patch to Alpharma for the term of the agreement.

Additionally, on the same date, Alpharma and IBSA entered into an exclusive license and distribution agreement pursuant to which Alpharma will receive exclusive U.S. license and distribution rights to IBSA's Tirosint® (synthetic levothyroxine sodium) gel caps for thyroid hormone replacement therapy, also recently approved by the FDA in the United States. IBSA's proprietary soft gel capsule technology used for Tirosint® results in an improved consistency of dosing. IBSA shall manufacture and supply Tirosint® to Alpharma for the term of the agreement.

The terms of the agreements with IBSA include a $100 million payment to be made at closing (with a credit for $5 million previously paid by Alpharma under a letter of intent between the parties), warrants for the purchase of up to one million shares of the company's common stock at a price of $35 per share, as well as on-going consideration for supply of both products (including certain minimum purchase requirements for the term of each distribution agreement). The initial terms of the agreements are 10 years with auto renewals for 5 year periods, unless Alpharma notifies IBSA 6 months in advance of the expiry of the term that it does not wish to renew one or both agreements. The agreements are subject to receipt of all clearances necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Copies of the agreements will be filed with the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2007 and this description is subject in all respects to the actual terms of the Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Thomas J. Spellman III
Thomas J. Spellman III Executive Vice President, Chief Legal Officer & Corporate Secretary

Date: August 21, 2007